Exhibit 17.1

Merle Ferguson

March 18, 2019

Board of Directors

Predictive Technology Group, Inc.

2735 E Parleys Way, Suite 205

Salt Lake City, UT  84109

Dear Executives,

I, Merle Ferguson, hereby resign as a director of Predictive Technology Group, Inc. (PRED: OTCPINK).  My decision to leave my position as a  director of the Company are personal in nature, and that I had no disagreements or arguments with the current management and other directors at Predictive Technology Group, Inc.  My resignation is effective immediately on this date, March 18, 2019

I agree to have my resignation letter posted in the FORM 8-K as an exhibit, as such.

Sincerely,

/s/ Merle Ferguson

Merle Ferguson

Retired Director